Exhibit 10.62

ABBOTT LABORATORIES

PERFORMANCE RESTRICTED STOCK AGREEMENT

On «Grant_Date» (the “Grant Date”), Abbott Laboratories hereby grants to «First Name» «MI» «Last Name» (the “Employee”) a Performance Restricted Stock Award (the “Award”) of «NoShares12345» Shares.

The Award is granted under the Program and is subject to the provisions of the Program, the Program prospectus, the Program administrative rules, applicable Company policies, and the terms and conditions set forth in this Agreement. In the event of any inconsistency among the provisions of this Agreement, the provisions of the Program, the Program prospectus, and the Program administrative rules, the Program shall control. This Award is intended to conform with the qualified performance-based compensation requirements of Section 162(m) of the Code and the regulations thereunder, to the extent applicable, and shall be construed accordingly.

The terms and conditions of the Award are as follows:

1.          Definitions. To the extent not defined herein, capitalized terms shall have the same meaning as in the Program.

(a)         Agreement: This Performance Restricted Stock Agreement.

(b)         Cause: Cause shall mean the following, as determined by the Company in its sole discretion:

(i)          material breach by the Employee of the terms and conditions of the Employee’s employment, including, but not limited to:

(A)        material breach by the Employee of the Code of Business Conduct;

(B)        material breach by the Employee of the Employee’s Employee Agreement;

(C)        commission by the Employee of an act of fraud, embezzlement or theft in connection with the Employee’s duties or in the course of the Employee’s employment;

(D)        wrongful disclosure by the Employee of secret processes or confidential information of the Company or any of its Subsidiaries; or

(E)        failure by the Employee to substantially perform the duties of the Employee’s employment (other than any such failure resulting from the Employee’s Disability); or

(ii)         to the extent permitted by applicable law, engagement by the Employee, directly or indirectly, for the benefit of the Employee or others, in any activity, employment or business which is competitive with the Company or any of its Subsidiaries.

(c)         Change in Control Agreement: An Agreement Regarding Change in Control in effect between the Company (or the Surviving Entity) and the Employee, if any.

(d)         Change in Control Cause: shall mean the occurrence of any of the following circumstances during the period that begins six (6) months immediately before a Change in Control and ends two (2) years immediately following such Change in Control: the willful engaging by the Employee in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company. For purposes of this definition, no act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Change in Control Cause unless and until the Company delivers to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Employee was guilty of conduct set forth above and specifying the particulars thereof in detail.

(e)         Change in Control Good Reason: shall mean the occurrence of any of the following circumstances without the Employee’s express written consent during the period that begins six (6) months immediately before a Change in Control and ends two (2) years immediately following such Change in Control:

(i)          a significant adverse change in the nature, scope or status of the Employee’s position, authorities or duties from those in effect immediately prior to the Change in Control, including, without limitation, if the Employee was, immediately prior to the Change in Control, an Employee officer of a public company, the Employee ceasing to be an Employee officer of a public company;

(ii)         the failure by the Company to pay the Employee any portion of the Employee’s current compensation, or to pay the Employee any portion of any installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(iii)       a reduction in the Employee’s annual base salary (or a material change in the frequency of payment) as in effect immediately prior to the Change in Control as the same may be increased from time to time;

(iv)        the failure by the Company to award the Employee an annual bonus in any year which is at least equal to the annual bonus, awarded to the Employee under the annual bonus plan of the Company for the year immediately preceding the year of the Change in Control;

(v)         the failure by the Company to award the Employee equity-based incentive compensation (such as stock options, shares of restricted stock, restricted stock units, or other equity-based compensation) on a periodic basis consistent with the Company’s practices with respect to timing, value and terms prior to the Change in Control;

(vi)        the failure by the Company to continue to provide the Employee with the welfare benefits, fringe benefits and perquisites enjoyed by the Employee immediately prior to the Change in Control under any of the Company’s plans or policies, including, but not limited to, those plans and policies providing pension, life insurance, medical, health and accident, disability, vacation, Employee automobile, Employee tax or financial advice benefits or club dues;

(vii)       the relocation of the Company’s principal Employee offices to a location more than 35 miles from the location of such offices immediately prior to the Change in Control or the Company requiring the Employee to be based anywhere other than the location where the Employee primarily performs services for the Company immediately prior to the Change in Control except for required travel for the Company’s business to an extent substantially consistent with the Employee’s business travel obligations immediately prior to the Change in Control; or

(viii)     the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform any Change in Control Agreement.

For purposes of any determination regarding the existence of Change in Control Good Reason, any good faith determination by the Employee that Change and Control Good Reason exists shall be conclusive.

(f)         Code of Business Conduct: The Company’s Code of Business Conduct, as amended from time to time.

(g)         Controlled Group:

(i)          Abbott and any corporation, partnership and proprietorship under common control (as defined under the aggregation rules of subsections 414 (b), (c), or (m) of the Code) with Abbott; and

(ii)         during the period of the TAP Pharmaceutical Products Inc. (“TAP”) joint venture between Takeda Pharmaceutical Company Limited and Abbott ending April 30, 2008, TAP and any corporation, partnership and proprietorship under common control (as defined above) with TAP.

(h)         Data: Certain personal information about the Employee held by the Company and the Subsidiary that employs the Employee (if applicable), including (but not limited to) the Employee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares held in the Company, details of all Awards or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Employee’s favor, for the purpose of managing and administering the Program.

(i)          Disability: Sickness or accidental bodily injury, directly and independently of all other causes, that disables the Employee so that the Employee is completely prevented from performing all the duties of his or her occupation or employment.

(j)          Employee Agreement: The Employee Agreement entered into by and between the Company and the Employee as it may be amended from time to time.

(k)         Employee’s Representative: The Employee’s legal guardian or other legal representative.

(l)          Program: The Abbott Laboratories 2017 Incentive Stock Program.

(m)        Retirement:

(i)          Except as provided under (iii) below, for employees hired by the Controlled Group prior to January 1, 2004, Retirement means any of the following:

•            age 50 with 10 years of service;

•            age 65 with at least three (3) years of service; or

•            age 55 with an age and service combination of 70 points, where each year of age is one (1) point and each year of service is one (1) point.

(ii)         Except as provided under (iii) below, for employees hired by the Controlled Group after December 31, 2003, Retirement means any of the following:

•            age 55 with 10 years of service; or

•            age 65 with at least three (3) years of service.

(iii)       For participants in the Abbott Laboratories Pension Plan for Former BASF and Former Solvay Employees, Retirement means any of the following:

•            age 55 with 10 years of service; or

•            age 65 with at least three (3) years of service.

(iv)        For purposes of calculating service under this Section 1(m), except as otherwise provided by the Committee or its delegate, service is earned only if performed for a member of the Controlled Group while that Controlled Group member is a part of the Controlled Group. Program administrative rules apply in determining Retirement eligibility and credited service.

(v)         If an Employee has a Termination and (A) as of the date of that Termination met the definition of Retirement, and (B) is subsequently rehired by a member of the Controlled Group, then for purposes of this Agreement that Employee will continue to be treated as meeting the definition of Retirement.

(n)         Termination: A severance of employment for any reason (including Retirement) from the Company and all Subsidiaries.

2.          Shareholder Rights. Subject to the conditions below, the Employee shall have all the rights of a shareholder with respect to the Shares (and any securities of the Company which may be issued with respect to the Shares by virtue of any stock split, combination, stock dividend or recapitalization, which securities shall be deemed to be “Shares” hereunder) including the right to vote and to receive all cash dividends or other cash distributions paid or made with respect to the Shares regardless of whether the Restrictions described below are in effect.

3.          Restrictions. The Shares are subject to the forfeiture provisions in Sections 6 and 7 below. The Shares are not earned and may not be sold, exchanged, assigned, transferred, pledged or otherwise disposed of (collectively, the “Restrictions”) until an event or combination of events described in subsections 4(a), (b), (c), (d) or Section 5 occurs.

4.          Lapse of Restrictions. Subject to the provisions of Sections 5, 6 and 7 below:

(a)         During Employment. While the Employee is employed with the Company or its Subsidiaries:

(i)          the Restrictions on one-third of the Shares will lapse on the last business day of February 202_, provided the Company’s prior year return on equity is a minimum of [•] percent;

(ii)         the Restrictions on an additional one-third of the total number of Shares will lapse on the last business day of February 202_, provided the Company’s prior year return on equity is a minimum of [•] percent; and

(iii)       the Restrictions on an additional one-third of the total number of Shares will lapse on the last business day of February 202_, provided the Company’s prior year return on equity is a minimum of [•] percent.

If the Restrictions do not lapse on the respective date set forth in subsection 4(a)(i), (ii), and (iii) above, such Restrictions shall not lapse at a later date.

(b)         Retirement. The Restrictions shall continue to apply in the event of the Employee’s Termination due to Retirement, but may lapse thereafter in accordance with the provisions of subsection 4(a) above as if the Employee had remained employed. Notwithstanding the foregoing, in the event of the Employee’s death after his or her Termination due to Retirement, the restrictions shall lapse on the date of the Employee’s death.

(c)         Death. The Restrictions shall lapse on the date of the Employee’s Termination due to death.

(d)         Disability. The Restrictions shall lapse on the date the Employee incurs 12 consecutive months of Disability.

5.          Change in Control. In the event of a Change in Control, the entity surviving such Change in Control or the ultimate parent thereof (referred to herein as the “Surviving Entity”) may assume, convert or replace this Award with an award of at least equal value (determined using the same value for purchasing Company shares as used for purchasing Company shares not subject to this Agreement on the date of the Change in Control) with terms and conditions not less favorable than the terms and conditions provided in this Agreement, in which case the new award will vest according to the terms of the applicable award agreement. If the Surviving Entity does not assume, convert or replace this Award, the Restrictions shall lapse on the date of the Change in Control. If the Surviving Entity does assume, convert or replace this Award, then in the event the Employee’s Termination (i) occurs within the time period beginning six (6) months immediately before a Change in Control and ending two (2) years immediately following such Change in Control, and (ii) was initiated by the Company (or the Surviving Entity) for a reason other than Change in Control Cause or was initiated by the Employee for Change in Control Good Reason, the Restrictions shall lapse on the later of the date of the Change in Control and the date of the

Employee’s Termination. The provisions of this Section 5 shall supersede Section 13(a)(iii) and (v) of the Program.

6.          Effect of Certain Bad Acts. If Section 5 does not apply, any Shares with respect to which Restrictions have not lapsed shall be cancelled and forfeited immediately if, in the sole opinion and discretion of the Committee or its delegate, the Employee engages in activity that constitutes Cause, whether or not the Employee experiences a Termination or remains employed with the Company or a Subsidiary. If Section 5 does apply, any Shares with respect to which Restrictions have not lapsed shall be cancelled and forfeited immediately if, in the sole opinion and discretion of the Board, the Employee engages in an activity that constitutes Change in Control Cause.

7.          Forfeiture of Shares. In the event of the Employee’s Termination for any reason other than those set forth in subsections 4 (b), (c), (d) or Section 5, any Shares with respect to which Restrictions have not lapsed as of the date of Termination shall be forfeited without consideration to the Employee or the Employee’s Representative. If the Company terminates the Employee for any reason other than for Cause and such termination is not covered by Section 5, the Company may, in its sole discretion, cause Restrictions on some or all of the Shares to lapse on the dates set forth in subsection 4(a) above as if the Employee had remained employed on such dates.

8.          Withholding Taxes. The Company shall be entitled to withhold, or require the Employee to remit, any federal, state, local, and other applicable taxes (in U.S. or non-U.S. jurisdictions), including income, social security and Medicare withholding taxes arising from the grant of the Award, the lapse of Restrictions or the delivery of Shares pursuant to this Agreement by, without limitation:

(a)         having the Company withhold Shares;

(b)         tendering Shares received in connection with the Award back to the Company;

(c)         delivering other previously acquired Shares having a Fair Market Value approximately equal to the amount to be withheld;

(d)         selling Shares issued pursuant to the Award and having the Company withhold from proceeds of the sale of such Shares;

(e)         having the Company or a Subsidiary, as applicable, withhold from any cash compensation payable to the Employee; or

(f)         requiring the Employee to repay the Company or Subsidiary, in cash or in Shares, for taxes paid on the Employee’s behalf.

Notwithstanding the foregoing, if the Employee is subject to Section 16 of the Exchange Act pursuant to Rule 16a-2 promulgated thereunder, any tax withholding obligations shall be satisfied by having the Company withhold a number of Shares otherwise issuable pursuant to the Award that is sufficient to satisfy such obligations consistent with the Company’s withholding practices.

If, to satisfy tax withholding obligations, the Company withholds Shares otherwise issuable to the Employee, the Employee shall be deemed to have been issued the full number of Shares underlying the Award, subject to the Restrictions set forth in this Agreement.

9.          No Right to Continued Employment. This Agreement and the Employee’s participation in the Program is not and shall not be interpreted to:

(a)         form an employment contract or relationship with the Company or its Subsidiaries;

(b)         confer upon the Employee any right to continue in the employ of the Company or any of its Subsidiaries; or

(c)         interfere with the ability of the Company or its Subsidiaries to terminate the Employee’s employment at any time.

10.        No Contract as of Right. The Award does not create any contractual or other right to receive additional Awards or other Program Benefits. Nothing contained in this Agreement is intended to create or enlarge any other contractual obligations between the Company and the Employee. Future Awards, if any, and their terms and conditions, will be at the sole discretion of the Committee.

11.        No Right to Compensation. Unless expressly provided by the Company in writing, any value associated with the Award is an item of compensation outside the scope of the Employee’s employment contract, if any, and shall not be deemed part of the Employee’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, or end-of-service payments, bonuses, long-service awards, insurance plan, investment or stock purchase plan, pension, retirement, or any other employee benefits, or similar payments under plans of the Company or any of its Subsidiaries.

12.        Data Privacy.

(a)         Pursuant to applicable personal data protection laws, the collection, processing and transfer of the Employee’s personal Data is necessary for the Company’s administration of the Program and the Employee’s participation in the Program. The Employee’s denial and/or objection to the collection, processing and transfer of personal Data may affect his or her ability to participate in the Program. As such (where required under applicable law), the Employee:

(i)          voluntarily acknowledges, consents and agrees to the collection, use, processing and transfer of personal Data as described herein; and

(ii)         authorizes Data recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Employee’s participation in the Program, including any requisite transfer of such Data as may be required for the administration of the Program and/or the subsequent holding of Shares on the Employee’s behalf to a broker or other third party with whom the Employee may elect to deposit any Shares acquired pursuant to the Program.

(b)         Data may be provided by the Employee or collected, where lawful, from third parties, and the Company and the Subsidiary that employs the Employee (if applicable) will process the Data for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Program. Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Employee’s country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Program and for the Employee’s participation in the Program.

(c)         The Company and the Subsidiary that employs the Employee (if applicable) will transfer Data as necessary for the purpose of implementation, administration and management of the Employee’s participation in the Program, and the Company and the Subsidiary that employs the Employee (if applicable) may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Program. These recipients may be located throughout the world.

(d)         The Employee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to:

(i)         obtain confirmation as to the existence of the Data;

(ii)       verify the content, origin and accuracy of the Data;

(iii)      request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data; and

(iv)       oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Program and the Employee’s participation in the Program.

The Employee may seek to exercise these rights by contacting his or her local human resources manager.

13.        No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Award, the Employee’s participation in the Program or the Employee’s acquisition or sale of the underlying Shares. The Employee is hereby advised to consult with the Employee’s own personal tax, legal and financial advisors regarding participation in the Program before taking any action related to the Program.

14.        Entire Agreement. This Agreement, the Program, the Program prospectus, the Program administrative rules, and any applicable Company policies constitute the entire agreement between the Employee and the Company regarding the Award and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties regarding the Award. Except as expressly set forth herein, this Agreement (and any provision of this Agreement) may not be modified, changed, clarified, or interpreted by the parties, except in a writing specifying the modification, change, clarification, or interpretation, and signed by a duly authorized Company officer.

15.        Succession. This Agreement shall be binding upon and operate for the benefit of the Company and its successors and assigns, and the Employee, the Employee’s Representative, and the person or persons to whom rights under the Award have passed by will or the laws of descent or distribution.

16.        Compliance with Applicable Laws and Regulations. The Company shall not be required to issue or deliver any Shares pursuant to this Agreement pending compliance with all applicable federal and state securities and other laws (including any registration requirements or tax withholding requirements) and compliance with the rules and practices of any stock exchange upon which the Company’s Shares are listed. Furthermore, if the Employee relocates to another country, the Company may establish special or alternative terms and conditions as necessary or advisable to comply with local law, facilitate the administration of the Program, and/or accommodate the Employee’s relocation.

17.        Code Section 409A. The Award is intended to be exempt from the requirements of Code Section 409A. The Program and this Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that the Award is subject to Code Section 409A and this Agreement fails to comply with that section’s requirements, the Company may, at the Company’s sole discretion, and without the Employee’s consent, amend this Agreement to cause it to comply with Code Section 409A or otherwise be exempt from Code Section 409A.

Although this Agreement and the Benefits provided hereunder are intended to be exempt from the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement or the Benefits provided hereunder will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. None of the Company, its Subsidiaries, or their respective directors, officers, employees or advisers shall be liable to the Employee (or any other individual claiming a benefit through the Employee) for any tax, interest, or penalties the Employee may owe as a result of compensation paid under this Agreement, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect the Employee from the obligation to pay any taxes pursuant to Code Section 409A.

18.        Determinations. Each decision, determination, interpretation or other action made or taken pursuant to the provisions of this Agreement by the Company, the Committee or any delegate of the Committee shall be final, conclusive and binding for all purposes and upon all persons, including, without limitation, the Company, the Employee, the Employee’s Representative, and the person or persons to whom rights under the Award have passed by will or the laws of descent or distribution.

19.        Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law. To the extent a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

20.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the U.S. State of Illinois without giving effect to any state’s conflict of laws principles.

21.        Venue. For any legal action relating to this Agreement, the parties to this Agreement consent to the exclusive jurisdiction and venue of the federal courts of the Northern District of Illinois, USA, and, if there is no jurisdiction in federal court, to the exclusive jurisdiction and venue of the state courts in Lake County, Illinois, USA.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the grant date above set forth.

ABBOTT LABORATORIES

By
[Name]
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